Exhibit 4.5

LICENSE AGREEMENT

This License Agreement (this “Agreement”) is entered into as of this day of  February 4, 2026 (the “Effective Date”), by and between Shanghai Lishan Biopharmaceuticals, Ltd., a company existing under the laws of China, having a place of business at 303, Building A, No.2112, Middle Yanggao Road, Pudong New District, Shanghai, China, Postcode: 200135 (“SLB”) and Biomica Ltd., a company existing under the laws of Israel having a place of business at 13 Gad Feinstein St., P.O. Box 2100, Rehovot 76121, Israel (“Biomica”).  SLB and Biomica each shall be referred to as a “Party”, and shall be referred to together as the “Parties”.

WHEREAS, Biomica is a clinical stage biopharmaceutical company dedicated to developing innovative microbiome-based therapeutics for the treatment of cancer, immune-mediated, and infectious diseases;

WHEREAS, SLB is a clinical stage biopharmaceutical company dedicated to the research and development of innovative therapies in the fields of immunology and inflammation, and drived by AI and swarming technology;

WHEREAS, Biomica has a research and development program aimed at the development of a therapeutic based on a novel combination of microbes to induce a pro-inflammatory effect for the treatment of cancer in humans; and

WHEREAS, SLB is interested in obtaining from Biomica an exclusive license with respect to assets associated with such program and Biomica is interested in granting SLB such a license, all in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, the Parties hereto, intending to be legally bound, hereby agree as follows:

1.          Definitions.

As used in this Agreement, the terms with initial letters capitalized, whether used in the singular or plural form, shall have the meanings set forth in this Article 1 or, if not listed below, the meaning designated in places throughout this Agreement.

1.1.          “Affiliate” means, with respect to a person, organization or entity, any person, organization or entity Controlling, Controlled by or under common Control with, such person, organization or entity.  “Control” of another person, organization or entity will mean the possession, directly or indirectly, of the power to direct or cause the direction of the activities, management or policies of such person, organization or entity, whether through the ownership of voting securities, by contract or otherwise.  Without limiting the foregoing, control will be presumed to exist when a person, organization or entity (a) owns or directly controls fifty percent (50%) or more of the outstanding voting stock or other ownership interest of the other organization or entity or (b) possesses, directly or indirectly, the power to elect or appoint fifty percent (50%) or more of the members of the governing body of the other organization or entity.

1.2.          “Business Day” means a day other than Saturday, Sunday, or any day on which banks located in the state of Shanghai, China are authorized or obligated to close. Whenever this Agreement refers to a number of days, such number will refer to calendar days unless Business Days are specified.

1.3.           “BMC128” means the therapeutic candidate developed by Biomica based on a novel combination of microbes to induce a pro-inflammatory effect for the treatment of cancer in humans, a description of which is set forth in Exhibit A hereto.

1.4.          “Calendar Quarter” means each of the periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31.

1.5.         “Commercially Reasonable Efforts” means, with respect to activities to be performed under this Agreement (including without limitation the research, development or commercialization of Licensed Products), efforts and resources commonly used in the research-based bio-pharmaceutical industry by companies similarly situated to the applicable Party, including without limitation, the assignment of appropriate personnel, the establishment of specific and meaningful goals and commercialization of Products and the allocation of sufficient resources to achieve such goals.  Without limiting the foregoing, “Commercially Reasonable Efforts” with respect to SLB’s obligations to develop and commercialize Licensed Products shall mean such level of efforts and resources required to carry out a particular task or obligation, consistent with the preceding sentence, treating the Licensed Product as a high priority therapeutic product in SLB’s pipeline, which efforts and committed resources shall be, at the minimum, generally consistent with those efforts and resources commonly used by similar companies of comparable size and resources developing products for the same Indication as that of the Licensed Product of similar commercial potential at a similar stage in its lifecycle.  “Commercially Reasonable Efforts” shall be determined on a region-by-region basis, taking into account region-specific market conditions, regulatory environment and commercial feasibility, but without regard to other product opportunities of SLB and without regard to any payments owed by SLB to Biomica under this Agreement.

1.6.          “Covered Microbe Combination” means any combination of microbes claimed in one or more of the patent applications listed in Exhibit B.

1.7.          “Development Plan” means the plan for the development and commercialization of Licensed Products attached hereto as Exhibit C, as such plan may be adjusted from time to time pursuant to Section 4.3.2.

1.8.          “FDA” means the United States Food and Drug Administration.

1.9.          “First Commercial Sale” means the date of the first Sale by an SLB Party of a Licensed Product to a Third Party for end use or consumption of such Licensed Product following receipt of Regulatory Approval in the country in which such Licensed Product is Sold.

1.10.         “Indication” means a specific disease or condition a Licensed Product is designed to diagnose, mitigate, prevent or treat for which Regulatory Approval is sought or has been granted in the Fields, as applicable. For purposes of determining whether an Indication is distinct from another Indication, an Indication (“New Indication”) is distinct from an existing Indication (“Existing Indication”) if the Licensed Product could not be lawfully promoted for the treatment of the New Indication under the Regulatory Approval for the Existing Indication. For clarity, the following will not be considered a new or separate Indication: (a) the use of a new formulation, dose, or delivery device for the delivery of the same Licensed Product for the treatment of an Existing Indication without expanding the scope of the labeling to include a New Indication; (b) the treatment of the same disease or condition as the Existing Indication in different subpopulations and age groups; (c) a label update to an existing Licensed Product for the same Existing Indication; (d) different lines of therapy for a particular disease, disorder, or condition; (e) subtypes of the same disease, disorder, or condition; or (f) the use of the same Licensed Product for a disease, disorder, or condition in different combinations or co-administration of treatments (e.g., monotherapy vs. add-on or combination therapy with another agent in the same disease, disorder, or condition).

1.11.          “Infringed Patent” means an issued and unexpired patent owned and controlled by a Third Party (which patent has not been abandoned, held invalid, revoked, held or rendered unenforceable or lost through interference) the claims of which would be infringed by SLB’s practice of the invention(s) disclosed in the patent applications listed in Exhibit B in the making, using or selling of Covered Microbe Combinations.

1.12.          “Licensed Patent Rights” means any patent applications and patents controlled by Biomica that claim one or more Covered Microbe Combination(s).

1.13.          “Licensed Product” means (a) BMC128 and (b) any other product that contains a Covered Microbe Combination.

1.14.          “Net Sales” means the gross amount billed or invoiced by or on behalf of SLB Parties on Sales of Licensed Products, less the following to the extent applicable with respect to such Sales and not previously deducted from the gross invoice price: (a) customary trade, quantity or cash discounts, prompt settlement discounts, cash and non-cash coupons to the extent actually granted, allowed or taken; (b) amounts actually repaid or credited by reason of rejection or return of any previously Sold Licensed Products,  including damaged goods, recalls (e.g., due to spoilage, damage, expiration of useful life), price adjustments (retroactive or otherwise) or billing errors; (c) packaging, freight, postage, shipping, transportation, warehousing, handling and insurance charges, in each case actually allowed or paid for delivery of such Licensed Product; and (d) to the extent separately stated on purchase orders, invoices or other documents of sale, any sales, value added or similar taxes, custom duties or other similar governmental charges levied directly on the production, sale, transportation, delivery or use of a Licensed Product that are paid by or on behalf of the SLB Party, but not including any tax levied with respect to income; (e) invoiced amounts that are written off as uncollectible bad debt in accordance with generally accepted accounting principles, as consistently applied by SLB Parties provided, however, that any such amounts subsequently collected will be included in Net Sales in the quarter in which they are collected; (f) allowances or credits allowed or granted to customers on account of retroactive price reductions affecting such product; (g) rebates (including mandatory rebates), clawbacks, charge-backs, reimbursements, or administrative fees (or equivalents thereof) paid, credited or granted to any Governmental Authority, including its agencies, reimbursers and purchasers, or to any Third Party payor, Third Party Distributor, administrator, purchaser, including trade customer, or contractee, including managed health care organizations and pharmacy benefit managers (or equivalents thereof), and including those requested by any Governmental Authority any time after the actual sale of such product; (h) discounts paid under Governmental Authority-legislated or SLB Parties sponsored discount prescription drug programs or reductions, or coupon, co-pay, sample cards and voucher programs; provided that:

   1.14.1.          in any transfers of Licensed Products between one SLB Party and another SLB Party not for the purpose of re-Sale, development or clinical trials by the latter, Net Sales will be equal to the fair market value of the Licensed Products so transferred, assuming an arm’s length transaction made in the ordinary course of business, and

   1.14.2.          in the event that a SLB Party receives non-cash consideration for any Licensed Products or in the case of transactions not at arm’s length with a non-Affiliate of an SLB Party, Net Sales will be calculated based on the fair market value of such consideration or transaction, assuming an arm’s length transaction made in the ordinary course of business.

Sales of Licensed Products by a SLB Party to another SLB Party for re-Sale by the latter will not be deemed Net Sales.  Instead, Net Sales will be determined based on the gross amount billed or invoiced by the latter upon re-Sale of such Licensed Products to a Third Party purchaser.

1.15.          “Phase 2 Clinical Study” means a human clinical study in any country conducted to evaluate the effectiveness of a drug for a particular indication or indications in patients with the disease or condition under study and, possibly, to determine the common short-term side effects and risks associated with the drug.  In the United States, “Phase 2 Clinical Study” means a human clinical study that satisfies the requirements of 21 C.F.R. § 312.21 (b).

1.16.          “Pivotal Study” means a human clinical trial in any country the results of which, if the study endpoints are met, would provide data necessary to support regulatory approval for a Licensed Product in the relevant country, such as an FDA Phase 3 Clinical Trial or the relevant stage of an FDA Phase 2/3 Clinical Trial.   A Pivotal Study shall be deemed to have commenced when the first patient has been dosed in such study or, in the case of a study determined to meet the criteria of a pivotal study as set forth above after the first patient has been dosed, when such study is determined to meet such criteria.

1.17.          “Regulatory Approval” means receipt of all approvals from the relevant Regulatory Authority necessary to market and sell a Licensed Product in a country.

1.18.          “Regulatory Authority” means any applicable government regulatory authority involved in granting approvals for the manufacturing and marketing of a Licensed Product, including, in the United States, the FDA.

1.19.          “SLB Net Sales” means Net Sales generated by or on behalf of SLB and/or any of its Affiliates.

1.20.          “SLB Party” means any of SLB, any Affiliate of SLB, any Sublicensee and any Affiliate of a Sublicensee.

1.21.          “Sale” means any sale or other transfer or provision of a Licensed Product for monetary or non-monetary consideration in lieu of monetary payment.   Notwithstanding the foregoing, “Sale” shall not include transfers of Licensed Products by an SLB Party (a) for research, development or regulatory purposes, provided that such SLB Party receives no consideration for such transfer other than the results of such research, development or regulatory activities or (b) as samples to promote additional Sales, in amounts consistent with normal business practices of the relevant SLB Party, provided that SLB Parties receive no consideration for such samples. The terms “Sales” and “Sold” shall have correlative meanings.

1.22.          “Sublicensee Net Sales” means Net Sales generated by or on behalf of a Sublicensee and/or any of its Affiliates.

1.23.          “Sublicense Receipts” means any payments or other consideration that SLB or any of its Affiliates receives in connection with a Sublicense, including without limitation upfront fees, license fees, milestone payments, license maintenance fees and equity, less any reasonable and documented out-of-pocket transaction costs actually incurred by SLB or its Affiliates in securing such Sublicense.

1.24.          “Sublicense” means: (a) any right granted, license given or agreement entered into by SLB (or by a Sublicensee) to or with any other person or entity, under or with respect to or permitting any use or exploitation of any of the Licensed Patent Rights or otherwise permitting the development, manufacture, marketing, distribution, use and/or sale of Licensed Products; (b) any option or other right granted by SLB to any other person or entity to negotiate for or receive any of the rights described under clause (a); or (c) any standstill or similar obligation undertaken by SLB toward any other person or entity not to grant any of the rights described in clause (a) or (b) to any third party; in each case regardless of whether such grant of rights, license given or agreement entered into is referred to or is described as a sublicense.

1.25.          “Sublicensee” means any person or entity granted a Sublicense.

1.26.          “Technology Transfer Material” means:

  1.26.1.           Preclinical data with respect to BMC128, including but not limited to toxicology studies materials, non-clinical pharmacology studies materials, pharmacokinetics and toxicokinetic materials, as well as the specific methods and strain information (including strain names, and procurement channels) for the four-strain combination derived from bioinformatics analysis and clinical data;

  1.26.2.          The complete set of clinical materials with respect to BMC128 existing on the Effective Date, including but not limited to the full set of clinical trial application dossier, clinical trial approvals, Phase I clinical trial protocols and study data, and clinical study reports, as well (upon availability) additional data from the Phase I clinical trial upon completion of activities described in Section 3.2;

  1.26.3.          Copies of documentation with respect to the Licensed Patent Rights, including but not limited to patent certificates, patent and patent application documents, correspondence with patent offices and prosecution status information existing as of the date of transfer of the Technology Transfer Material in accordance with Section 3.1;

  1.26.4.          Bacterial culture protocols for pre-clinical (non-human) studies developed by Biomica. SLB understands that the current manufacturing process used for BMC128 was developed by [***] and that if SLB wishes to obtain information with respect to such process and the right to use such process, it will have to reach an agreement with [***];

  1.26.5.          The complete set of drug regulatory application materials and relevant regulatory documents with respect to BMC128 prepared by or on behalf of Biomica up to the pre-IND meeting held by Biomica with the FDA;

  1.26.6.          The protocols, animal models and assays developed by or on behalf of Biomica specifically for BMC128 that are listed in Exhibit D; and

  1.26.7.          Samples of BMC128 Drug Product and bacterial strains comprising BMC128 (including bacterial bank and Drug Substance) that were produced by [***] for Biomica and are being stored by [***] for Biomica.

1.27.          “Third Party” means any entity or person other than Biomica and SLB Parties.

1.28.          “Transition Plan” means the plan for the transfer of Technology Transfer Material, as set forth in Exhibit E hereto.

2.          License.

2.1.          License Grant.  Subject to the terms and conditions set forth in this Agreement, Biomica hereby grants to SLB an exclusive (even as to Biomica), worldwide, royalty-bearing license under the Licensed Patent Rights and Technology Transfer Materials solely to research, develop, have developed, use, have used, manufacture and have manufactured, market, have marketed, sell and have sold Licensed Products.  For clarity, no rights are granted under this Agreement with respect to any products or components other than Covered Microbe Combinations.

2.2.          Affiliates and Contractors.  The license granted to SLB under Section 2.1 includes the right to have some or all of SLB’s rights or obligations under this Agreement exercised or performed by one or more of SLB’s Affiliates or contractors, solely on SLB’s behalf and for SLB’s benefit without such grant being deemed a Sublicense; provided, however, that:

   2.2.1.          all rights, title and interest in and to any and all work product of activities performed by Affiliates or contractors under this Section 2.2 (including without limitation any and all inventions, data, materials, compositions, methods, processes, analyses, formulae, and information generated, conceived or created in the performance of such activities) shall be owned solely and exclusively by SLB;

   2.2.2.          no such Affiliate or contractor shall be entitled to grant, directly or indirectly, to any other person any right of whatever nature under, or with respect to, or permitting any use or exploitation of, any of the Licensed Patent Rights or the Technology Transfer Materials, including any right to develop, manufacture, market or sell Licensed Products;

   2.2.3.          any act or omission taken or made by an Affiliate or contractor of SLB under this Agreement will be deemed an act or omission by SLB under this Agreement, and SLB shall be responsible for each of its Affiliates and contractors complying with all obligations of SLB under this Agreement applicable to the activities performed by such Affiliates or contractors (including without limitation all restrictions placed on SLB herein); and

   2.2.4.          any assumption of rights or obligations by Affiliates or contractors of SLB under this Agreement shall not relieve SLB of any of its obligations under this Agreement.

2.3.           Sublicenses.

  2.3.1.          Sublicense Grant.  SLB will be entitled to grant Sublicenses under the license granted pursuant to Section 2.1 subject to the terms of this Section 2.3.  Any such Sublicense shall be on terms and conditions in compliance with and not inconsistent with the terms of this Agreement and shall be made only for consideration and in bona-fide arm’s length transactions pursuant to written agreements. For the avoidance of doubt, Sublicenses may be granted for regulatory or commercialization purposes in certain jurisdictions. Any such Sublicense shall be subject to the terms and conditions of this Agreement.

  2.3.2.          Sublicense Agreements.  SLB shall grant sublicenses pursuant to written agreements negotiated at arms’ length, which will be subject and subordinate to the terms and conditions of this Agreement.  Such Sublicense agreements will contain, among other things, the following:

       2.3.2.1.          all provisions necessary to ensure SLB’s ability to perform its obligations under this Agreement;

       2.3.2.2.          a section substantially the same as Section 12.1 of this Agreement, which also will state that the Indemnitees (as defined in Section 12.1) are intended third party beneficiaries of such Sublicense agreement for the purpose of enforcing such indemnification;

       2.3.2.3.          a provision clarifying that, in the event of termination of the license set forth in Section 2.1 (in whole or in part (e.g., termination in a particular country)), any existing Sublicense agreement shall terminate to the extent of such terminated license; and

       2.3.2.4.          a provision stating that any further Sublicense must comply with the terms of this Section 2.3.2.

2.3.3.          Delivery of Sublicense Agreement.  SLB shall furnish Biomica with a fully executed copy of any Sublicense agreement (including without limitation any permitted further Sublicense), and any amendment of any such agreement, within ten (10) business days after its execution.  Biomica shall keep all such copies in its confidential files and shall use them solely for the purpose of monitoring SLB’s and Sublicensees’ compliance with their obligations hereunder and enforcing Biomica’s rights under this Agreement.

2.3.4.           Breach by Sublicensee.  In the case of any act or omission by any Sublicensee that would have constituted a breach of this Agreement by SLB entitling Biomica to terminate this Agreement in accordance with Section 13.2.2 had it been the act or omission of SLB hereunder, SLB will notify Biomica of such act or omission promptly after SLB becomes aware of such breach. SLB and Biomica will discuss possible courses of action, including, if necessary, terminating such Sublicense if such breach is not cured within sixty (60) days. If such breach is not cured within such period and Biomica requests SLB to terminate such Sublicense agreement, SLB will do so and provide Biomica with written confirmation of such termination. Any Sublicense agreement will include SLB’s right to terminate the Sublicense agreement in case of such a breach by the Sublicensee. Notwithstanding the foregoing or the terms of any Sublicense, SLB shall remain liable to Biomica for all of SLB’s duties and obligations contained in this Agreement, including the payment of all royalties due, to the extent required under this Agreement.

2.4.          No Other Grant of Rights.  Except as expressly provided herein, nothing in this Agreement will be construed to confer any ownership interest, license or other rights upon a Party by implication, estoppel or otherwise as to any technology, intellectual property rights, products or biological materials of the other Party, or any other entity, regardless of whether such technology, intellectual property rights, products or biological materials are related to any Licensed Patent Rights or Technology Transfer Materials.

3.          Transition.

3.1.          Transfer of Technology Transfer Materials.  Within thirty (30) days after the Effective Date, Biomica shall deliver the Technology Transfer Materials (other than the material described in Section 1.26.7 and the results of ongoing Phase I clinical trial described in the Section 3.2).  [***]

3.2.          Wrap of Ongoing Phase I.  Biomica shall be responsible for completing the wrap-up of the current Phase I clinical trial, including the follow-up of remaining subjects and database lock, and such work shall comply with Good Clinical Practice (“GCP”) and FDA 21 CFR Part 11. Such wrap-up of the current Phase I clinical trial is intended to be completed by [***]. SLB understands that such clinical trial is being managed for Biomica by a third party clinical research organization (“CRO”), and therefore the completion of such trial is dependent on the services being provided by such third party CRO.  Biomica shall use Commercially Reasonable Efforts to cause such third party CRO to complete such wrap-up by [***].  Biomica shall deliver to SLB a copy of the complete results and final report of the ongoing Phase 1 clinical trial within [***] days of Biomica’s receipt of such complete results and report.

3.3.          Additional Support.  Biomica undertakes to provide reasonable consulting support, as reasonably requested from SLB from time to time, as described in the Transition Plan.  Such support shall be provided [***] for [***] days following the Effective Date. Any additional support beyond such [***] days described above would be at a level, duration and hourly rate to be agreed upon by the Parties in good faith.

4.	Development and Commercialization.

4.1.          Further Development.  Other than the wrap-up of the ongoing Phase I clinical trial described in Section 3.2, SLB (directly or via its Affiliates and authorized third parties, including Sublicensees) shall be solely responsible for development (including obtainment of Regulatory Approval and reimbursement approval), manufacturing, and commercialization of Licensed Products following the Effective Date.

4.2.          Review Committee.  Within [***] days following the Effective Date, the parties will establish a joint review committee (“JRC”) comprised of [***] representatives (or such other number as shall be agreed upon by the Parties) from each party.  The JRC will (a) review Biomica’s progress in wrapping up the ongoing Phase I clinical trial, (b) review SLB’s progress in developing and obtaining market authorization for Licensed Products, and (c) consider in good faith suggestions brought to the JRC by its members regarding the need for changes to SLB’s then current Development Plan. The JRC will meet by videoconference at dates and times to be agreed upon, but not less often than [***].  Each Party will bear its own costs associated with its representative’s participation on the JRC.  For clarity, other than the wrap of the ongoing Phase I clinical trial, SLB will have final decision-making authority with respect to development and commercialization of Licensed Products.

4.3.          Diligence.

 4.3.1.          General.  SLB shall use Commercially Reasonable Efforts (directly and/or via other SLB Parties): (a) to develop Licensed Products, including meeting the milestones within the timeline set forth in the Development Plan; (b) to obtain Regulatory Approval and to introduce Licensed Products into the commercial market in at least [***]; and (c) to market Licensed Products following such introduction into the market.

 4.3.2.          Adjustments of Development Plan.  SLB will be entitled, from time to time, to make such adjustments to the then applicable Development Plan as SLB believes, in its good faith judgment, are needed in order to improve SLB’s ability to develop, obtain regulatory approval for and commercialize Licensed Products.

 4.3.3.          Reporting.  Within [***] days after the end of each calendar year, SLB shall deliver to Biomica a Diligence and Annual Report for the prior calendar year in the form attached as Exhibit F, with each section completed in full, and including a summary or its and other SLB Parties’ efforts during the prior year to develop and commercialize Licensed Products, including: (a) research and development activities; (b) commercialization and/or other distribution efforts, including significant corporate transactions involving Licensed Products; and (c) marketing efforts.  Each such report must contain a sufficient level of detail for Biomica to assess whether SLB is in compliance with its obligations under Section 4.3.1 and a discussion of intended efforts for the then current year.  Together with each report, SLB shall provide Biomica with a copy of the then current Development Plan.

5.	Consideration.

5.1.          Milestone Payments.

5.1.1.          Development and Regulatory Milestones.  SLB shall pay Biomica the following milestone payments with respect to each Licensed Product upon first achievement of the relevant milestone by such Licensed Product, regardless of whether such milestone is achieved by SLB or another SLB Party:

       5.1.1.1.          Upon first dosing of the first patient with such Licensed Product in a Pivotal Study per Indication: (a) [***] US Dollars ($[***]) for the first Indication; (b) [***] US Dollars ($ [***]) for the second Indication; and (c) [***] US Dollars ($[***]) for each additional Indication;

       5.1.1.2.          Upon first receipt of Regulatory Approval with respect to such Licensed Product in the United States, per Indication: (a) [***] US Dollars ($[***]) for the first Indication; (b) [***] US Dollars ($[***]) for the second Indication; and (c) [***] US Dollars ($[***]) for each additional Indication;

       5.1.1.3.          Upon first receipt of Regulatory Approval with respect to such Licensed Product in China, per Indication: (a) [***] US Dollars ($[***]) for the first Indication; (b) [***] US Dollars ($[***]) for the second Indication; and (c) [***] US Dollars ($[***]) for each additional Indication; and

       5.1.1.4.          Upon first receipt of Regulatory Approval with respect to such Licensed Product in the European Union or in Japan, per Indication: (a) [***] US Dollars ($[***]) for the first Indication; (b) [***] US Dollars ($[***]) for the second indication; and (iii) [***] US Dollars ($[***]) for each additional Indication.

5.1.2.           Sales Milestones.  SLB shall pay Biomica the following milestone payments on Sales of Licensed Products:

       5.1.2.1.          Upon first calendar year in which annual worldwide Sales of Licensed Products exceed [***] US Dollars ($[***]) – [***] US Dollars ($[***]); and

       5.1.2.2.          Upon first year in which annual worldwide Sales of Licensed Products exceed [***] US Dollars ($[***]) – [***] US Dollars ($[***]).

5.1.3.          SLB shall notify Biomica in writing within [***] days following the achievement of each milestone described in Section 5.1.1 or 5.1.2, as applicable, and shall make the appropriate milestone payment within [***] days after the achievement of such milestone.

5.1.4.          Amounts due for the attainment of the above milestones shall be creditable against amounts due for Sublicense Receipts received for the attainment of the same milestone.

5.2.          Royalty on Net Sales by SLB and its Affiliates.  SLB shall pay Biomica an amount equal to [***] percent ([***]%) of all SLB Net Sales.

5.3.          Royalties on Sublicense Receipts and Sublicensee Net Sales.  SLB shall pay Biomica as follows with respect to Sublicense Receipts and Sublicensee Net Sales:

5.3.1.          Until SLB has paid Biomica a total, cumulative amount of [***] US Dollars ($[***]) under Section 5.1 and/or this Section 5.3.1, SLB shall pay Biomica an amount equal to [***] percent ([***]%) of all Sublicense Receipts;

5.3.2.          Following payment to Biomica of a total, cumulative amount of [***] US Dollars ($[***]) under Section 5.1 and/or Section 5.3.1, SLB shall pay Biomica an amount equal to [***] percent ([***]%) of all Sublicense Receipts, other than royalties on Sublicensee Net Sales.

5.3.3.          With respect to Sales made by or on behalf of Sublicensees and/or Affiliates of Sublicensees, SLB shall pay Biomica the higher of: (a) [***] percent ([***]%) of the Sublicensee Receipts received on account of the applicable Sales; and (b) an amount equal to [***] percent ([***]%) of Sublicensee Net Sales on account of such Sales.

For clarity, the Parties acknowledge that the total of [***] US Dollars ($[***]) referenced above in Sections 5.3.1 and 5.3.2 represents the costs incurred by Biomica for past research and development activities and the costs required to complete the wrap-up of the current Phase I clinical trial as set forth above.  The Parties further acknowledge that once Biomica has recouped such amount under Section 5.1 and/or 5.3.1, the royalties to be paid on account of any Sublicense Receipts thereafter will be in accordance with the rates described in Section 5.3.2 and 5.3.3.

5.4.          Third Party Royalty Set-Off.  If SLB obtains a license from a Third Party to an Infringed Patent after arm’s length negotiations, it may offset [***] percent ([***]%) of any running royalty payments due thereunder with respect to Sales of Licensed Product covered by such Infringed Patent that are made after the effective date of such license to the Infringed Patent against the running royalty payments that are due to Biomica with respect to Net Sales of such Licensed Product in such country; provided that in no event (a) shall the royalty payments to Biomica with respect to such Licensed Product be reduced by more than [***] percent ([***]%) of the amount otherwise due and (b) shall the percentage offset that SLB is entitled to make against royalty payments due to Biomica be greater than any percentage offset that SLB is entitled to make against royalty payments due to such Third Party licensor on account of royalty payments made to Biomica with respect to such Licensed Product.

5.5.          Royalty Term.  Royalties on Net Sales shall be due on a Licensed Product-by-Licensed Product and country-by-country until the later of: (a) the last to expire of the Licensed Patent Rights that cover the applicable Licensed Product in the country in which the Licensed Product is made or Sold; and (b) the [***] of the First Commercial Sale of the applicable Licensed Product in the country of Sale (the period ending on the later of (a) and (b), the “Royalty Term”).

6.          Reports; Payments; Records.

6.1.          Reports and Payments.

 6.1.1.          Reports.  Within [***] ([***]) days after the conclusion of each Calendar Quarter commencing with the first Calendar Quarter in which Net Sales are generated or Sublicense Receipts are received, SLB shall deliver to Biomica a report containing the following information (in each instance, with a Licensed Product-by-Licensed Product and country-by-country breakdown):

       6.1.1.1.  If there was a First Commercial Sale in one or more countries in the applicable Calendar Quarter, the date of the First Commercial Sale with respect to such Licensed Product in the relevant country, including a description of the applicable Licensed Product;

       6.1.1.2.           The number of units of Licensed Products Sold by SLB Parties for the applicable Calendar Quarter;

       6.1.1.3.          The gross amount billed or invoiced for Licensed Products Sold by each SLB Party during the applicable Calendar Quarter;

       6.1.1.4.          A calculation of SLB Net Sales for the applicable Calendar Quarter, including an itemized listing of allowable deductions;

       6.1.1.5.          A calculation of Sublicensee Net Sales for the applicable Calendar Quarter, including an itemized listing of allowable deductions;

       6.1.1.6.          A detailed accounting of all Sublicense Receipts received during the applicable Calendar Quarter; and

       6.1.1.7.  the total amount payable to Biomica in U.S. Dollars on SLB Net Sales, Sublicensee Net Sales and Sublicense Receipts for the applicable Calendar Quarter, together with the exchange rates used for conversion;

       Each such report shall be certified on behalf of SLB as true, correct and complete in all material respects.  If no amounts are due to Biomica for a particular Calendar Quarter, the report shall so state.

  6.1.2.          Payment.  Within [***] ([***]) days after the end of each Calendar Quarter, SLB shall pay Biomica all amounts due with respect to SLB Net Sales, Sublicensee Net Sales and Sublicense Receipts for the applicable Calendar Quarter. For the avoidance of doubt, due to geopolitical or other external uncertainties, SLB may elect to outlicense or otherwise collaborate with one or more entities outside of the People’s Republic of China (for purposes of this Agreement excludes Hong Kong, Macau and Taiwan, the “PRC”), including entities in the United States or Hong Kong, for purposes of regulatory filings (including FDA submissions) or business development, and any such arrangements shall not affect SLB’s payment obligations to Biomica under this Agreement.

6.2.          Payment Currency.  All payments due under this Agreement will be paid in U.S. Dollars.  Conversion of other currency to U.S. Dollars will be made at the conversion rate existing in the United States (as reported by the US Federal Reserve) on the last working day of the applicable Calendar Quarter.  Such payments will be without deduction of exchange, collection or other charges.

6.3.          Records.  SLB shall maintain, and shall cause other SLB Parties to maintain, complete and accurate records of Licensed Products that are made, used, Sold or transferred under this Agreement, any amounts payable to Biomica in relation to such Licensed Products, and all Sublicense Receipts received by SLB and/or its Affiliates, which records shall contain sufficient information to permit Biomica to confirm the accuracy of any reports or notifications delivered to Biomica under Section 6.1.  SLB and other SLB Parties shall retain such records relating to a given Calendar Quarter for at least [***] years after the conclusion of that Calendar Quarter.  SLB Biomica will have the right, at its expense, to cause an independent, certified public accountant (or, in the event of a non-financial audit, other appropriate auditor) to inspect such records during normal business hours for the purposes of verifying the accuracy of any reports and payments delivered under this Agreement and SLB’s compliance with the terms hereof.  In addition, each Sublicense Agreement will include a provision requiring the Sublicensee to allow SLB to cause independent certified public accountants to audit the records of the Sublicensee to verify the Sublicensee Net Sales and the Sublicense Receipts due under the Sublicense Agreement.  Upon Biomica’s written request, SLB shall cause the performance of such an audit of the Sublicensee’s records by an independent certified public accountant at Biomica’s expense. Any accountant or other auditor, as applicable, described above shall not disclose to Biomica any information other than information relating to the accuracy of reports and payments delivered under this Agreement.  The Parties shall reconcile any underpayment or overpayment within [***] ([***]) days after the accountant delivers the results of the audit.  If any audit performed under this Section 6.3 reveals an underpayment in excess of [***] percent ([***]%) in any calendar year, SLB shall reimburse Biomica for all amounts incurred in connection with such audit.  Biomica may exercise its rights under this Section 6.3 only once every year per audited entity and only with reasonable prior notice to the audited entity.

6.4.          Late Payments.  Any payments by SLB that are not paid within [***] ([***]) days after the date such payments are due under this Agreement, will bear interest at the lower of (a) [***] percent ([***]%) per month and (b) the maximum rate allowed by law. Payment of such interest by SLB shall not limit, in any way, Biomica’s right to exercise any other remedies Biomica may have as a consequence of the lateness of any payment.

6.5.          Payment Method.  Each payment due to Biomica under this Agreement shall be paid by wire transfer of funds to Biomica’s account in accordance with written instructions provided by Biomica. The relevant account details are set out below. Such payments shall be marked so as to refer to this Agreement.  Biomica shall promptly notify SLB in writing of any change to its account information. In the event Biomica fails to provide such written notice, Biomica shall bear any adverse consequences arising therefrom, including any delay or late payment resulting from such failure.

Account name: Biomica Ltd

Bank name: [***]

Branch number: [***]

Account number: [***]

IBAN: [***]

Swift address: [***]

6.6.          Withholding and Similar Taxes.  All amounts to be paid to Biomic pursuant to this Agreement shall be without deduction of exchange, collection, other charges or taxes except as set forth in this Section 6.6.  If SLB is required to withhold income tax on any amounts payable hereunder to Biomica due to the applicable laws of any country, such amount will be deducted from the payment to be made by SLB and remitted to the appropriate taxing authority for the benefit of Biomica.  SLB will withhold only such amounts of income tax as are required to be withheld by applicable law in the country from which payment is being made.  SLB shall submit to Biomica originals of the remittance voucher and the official receipt evidencing the payment of the corresponding taxes with the applicable royalty report.  SLB will cooperate with Biomica to provide such information and records as Biomica may require in connection with any application by Biomica to the tax authorities in any country, including attempt to obtain an exemption or a credit for any withholding tax paid in any country.

7.          Patent Filing, Prosecution and Maintenance.

7.1.          Control.  SLB will be responsible, at its expense, for the filing, prosecution, protection, defense and maintenance of all Licensed Patent Rights, by cooperation by SLB’s intellectual property department with patent counsel selected by SLB, provided that Biomica shall be notified in advance of the identity of such patent counsel and shall have the right to object on reasonable grounds. SLB will: (a) instruct such patent specialist to furnish Biomica with copies of all correspondence relating to the Licensed Patent Rights from patent offices of all countries in which Licensed Patent Rights have been or will be filed, as well as copies of all proposed responses to such correspondence in time for Biomica to review and comment on such response; (b) consult with Biomica with respect thereto; (c) supply Biomica with a copy of the application as filed, together with notice of its filing date and serial number; and (d) keep Biomica advised of the status of actual and prospective patent filings.  SLB shall give Biomica the opportunity to provide comments on and make requests of SLB concerning the filing, prosecution, protection, defense and maintenance of the Licensed Patent Rights, and shall seriously consider such comments and requests in good faith.

7.2.          Expenses.  SLB shall pay all expenses with respect to the preparation, filing, prosecution and maintenance of Licensed Patent Rights following the Effective Date, subject to Section 7.3.

7.3.          Abandonment.  SLB shall inform Biomica at least [***] ([***]) days before abandoning any Licensed Patent Rights (or any claim therein) (“Abandined Patent Rights”) in any country and Biomica shall be entitled to continue prosecution and maintenance of such Licensed Patent Rights in such country at its expense.  In the event of SLB’s abandonment of any Abandoned Patent Rights, any license granted by Biomica to SLB hereunder with respect to such Abandoned Patent Rights will terminate forthwith, and SLB will have no rights whatsoever to exploit such Abandoned Patent Rights in the applicable country.  Biomica will then be free, without further notice or obligation to SLB, to practice and to grant rights in and to such Abandoned Patent Rights to third parties.

7.4.          Continuations.  In addition, Biomica shall be entitled to request that continuations based on inventions disclosed in the Licensed Patent Rights be filed; SLB shall inform Biomica promptly whether it wishes to file such continuations and if not, Biomca shall be entitled to do so and to prosecute such continuation at its own expense; provided that any such continuations filed by Biomica shall be deemed Licensed Patent Rights and shall be automatically included within the license granted to SLB under this Agreement, on the same terms and conditions, within the scope of the original license.

7.5.          Marking.  SLB shall, and shall cause other SLB Parties to, mark all Licensed Products Sold in such a manner as to conform with the patent laws and practice of the country to which such products are shipped or in which such products are sold for purposes of ensuring maximum enforceability of Licensed Patent Rights in such country.

8.          Enforcement of Patent Rights.

8.1.          Notice.  In the event either party becomes aware of any possible or actual infringement of any Licensed Patent Rights (an “Infringement”), that party shall promptly notify the other party and provide it with details regarding such Infringement.

8.2.          Suit by SLB.  SLB shall have the first right, but not the obligation, to take action in the prosecution, prevention, or termination of any Infringement.  Should SLB elect to bring suit against an infringer, SLB shall keep Biomica reasonably informed of the progress of the action and shall give Biomica a reasonable opportunity in advance to consult with SLB and offer its views about major decisions affecting the litigation.  SLB shall give careful consideration to those views, but shall have the right to control the action; provided, however, that if SLB fails to defend in good faith the validity and/or enforceability of the Licensed Patent Rights in the action or, or if SLB’s license to a claim in the suit terminates, Biomica may elect to take control of the action pursuant to Section 8.3.  Should SLB elect to bring a suit against such an infringer and Biomica is joined as party plaintiff in any such suit, Biomica shall have the right to approve the counsel selected by SLB to represent SLB and Biomica, such approval not to be unreasonably withheld. The expenses of such suit or suits that SLB elects to bring, including any expenses of Biomica incurred in conjunction with the prosecution of such suits or the settlement thereof, shall be paid for entirely by SLB and SLB shall hold Biomica free, clear and harmless from and against any and all expenses, including reasonable attorneys’ fees, incurred by Biomica with respect to the prosecution, adjudication and/or settlement of such Infringement suit, including any related appeals (“Biomica Litigation Expenses”).  SLB shall reimburse any and all such Biomica Litigation Expenses incurred by Biomica within [***] ([***]) days after receiving an invoice (including a copy of detailed time and expense entries from attorneys) from Biomica for the same.  SLB shall not compromise or settle such litigation in a manner that may adversely affect the validity, enforceability or scope of the Licensed Patent Rights without the prior written consent of Biomica, which consent shall not be unreasonably withheld or delayed.  In the event SLB exercises its right to sue pursuant to this Section 8.2, it shall first reimburse itself out of any sums recovered in such suit or in settlement thereof for all costs and expenses of every kind and character, including reasonable attorneys’ fees, necessarily incurred in the prosecution of any such suit.  If, after such reimbursement, any funds shall remain from said recovery, then SLB shall pay Biomica an amount equal to [***]percent ([***]%) of such funds and the remaining [***] percent ([***]%) of such funds shall be retained by SLB.

8.3.          Suit by Biomica.  If SLB does not take action in the prosecution, prevention, or termination of any Infringement pursuant to Section 8.2 above, and has not commenced negotiations with the infringer for the discontinuance of said Infringement, within [***] ([***]) days after receipt of notice to SLB by Biomica of the existence of an Infringement, Biomica may elect to do so.  Should Biomica elect to bring suit against an infringer and SLB is joined as party plaintiff in any such suit, SLB shall have the right to approve the counsel selected by Biomica to represent Biomica and SLB, such approval not to be unreasonably withheld.  Any and all expenses, including reasonable attorneys’ fees, incurred by SLB with respect to the prosecution, adjudication and/or settlement of such suit, including any related appeals, shall be paid for entirely by Biomica and Biomica shall hold SLB free, clear and harmless from and against any and all such expenses, including reasonable attorneys’ fees, incurred by Biomica with respect to the prosecution, adjudication and/or settlement of such Infringement suit, including any related appeals (“SLB Litigation Expenses”). Biomica shall reimburse any and all such SLB Litigation Expenses incurred by SLB within [***] ([***]) days after receiving an invoice (including a copy of detailed time and expense entries from attorneys) from SLB for the same.  Biomica shall not compromise or settle such litigation in a manner that may adversely affect the validity, enforceability or scope of the Licensed Patent Rights without the prior written consent of SLB, which consent shall not be unreasonably withheld or delayed. In the event Biomica exercises its right to sue pursuant to this Section 8.3, it shall first reimburse itself out of any sums recovered in such suit or in settlement thereof for all costs and expenses of every kind and character, including reasonable attorneys’ fees, necessarily incurred in the prosecution of any such suit.  If, after such reimbursement, any funds shall remain from said recovery, then Biomica shall pay SLB an amount equal to [***] percent ([***]%) of such funds and the remaining [***] percent ([***]%) of such funds shall be retained by Biomica.

8.4.          Own Counsel.  Each party shall always have the right to be represented by counsel of its own selection and at its own expense in any suit instituted under this Article 8 by the other party for Infringement; provided that, SLB shall pay for one separate counsel for Biomica if representation of both SLB and Biomica by counsel retained by SLB in such enforcement action would be inappropriate because of actual or potential differences in the interests of Biomica and any other party represented by such counsel.

8.5.          Cooperation.  Each Party agrees to reasonably cooperate in any action under this Article 8 that is controlled by the other Party, provided that the controlling Party reimburses the cooperating Party promptly for any costs and expenses incurred by the cooperating Party in connection with providing such assistance.

8.6.          Standing.  If a Party lacks standing and the other Party has standing to bring any such suit, action or proceeding, then such other Party shall do so at the request of and at the expense of the Party that lacks standing.

9.          Confidential Information.

9.1.          Definition.  “Confidential Information” means information received by one Party (the “Receiving Party”) from the other Party (the “Disclosing Party”) that the Receiving Party should reasonably understand is confidential to the Disclosing Party, except that Confidential Information does not include information that: (i) was known to the Receiving Party at the time it was disclosed, other than by previous disclosure by or on behalf of the Disclosing Party, as evidenced by written records at the time of disclosure; (ii) is at the time of disclosure or later becomes publicly known under circumstances involving no breach of this Agreement; (iii) is lawfully and in good faith made available to the Receiving Party by a third party who is not subject to obligations of confidentiality to the Disclosing Party with respect to such information; or (iv) is independently developed by the Receiving Party without the use of or reference to Confidential Information of the Disclosing Party, as demonstrated by documentary evidence.  This Agreement and the relationship between Parties shall be considered Confidential Information of each of the Parties for purposes of this Section 9.

   For clarity, specific aspects or details of Confidential Information shall not be deemed to be within the public domain or in the possession of the Receiving Party merely because such Confidential Information is embraced by more general information in the public domain or in the possession of the Receiving Party.  Further, any combination of individual elements of Confidential Information shall be considered Confidential Information and shall not be considered in the public domain or in the possession of the Receiving Party merely because one or more individual elements of such combination are in the public domain or in the possession of the Receiving Party; rather, such combination shall be considered in the public domain or in the possession of the Receiving Party only if the combination of the individual elements of the combination is in the public domain or in the possession of the Receiving Party.

9.2.          Restrictions.  Receiving Party agrees to maintain Confidential Information of the Disclosing Party in confidence and not disclose such Confidential Information without the prior written approval of the Disclosing Party, or make any use of such Confidential Information, except as required in order for such party to perform its obligations and exercise its rights under this Agreement.  Each Party may disclose the other Party’s Confidential Information to those employees, advisors or consultants of the Receiving Party or of its Affiliates and (in the case of SLB) to other SLB Parties and contractors who have a need to know such information for purposes of exercising rights and fulfilling obligations under this Agreement, and are bound by confidentiality and non-use obligations no less restrictive than those set forth herein. Receiving Party shall be liable for any breach of confidentiality by its or its Affiliates’ employees, advisors or consultants. Receiving Party shall protect Confidential Information of the Disclosing Party by using the same degree of care, but not less than a reasonable degree of care, as it uses to protect its own confidential information of like nature to prevent the unauthorized disclosure of such Confidential Information.

9.3.          Exceptions.  Notwithstanding the above:

   9.3.1          SLB may disclose Biomica Confidential Information to governmental or other regulatory agencies as needed in order to obtain or maintain approval to conduct clinical trials, or to market the Licensed Products under this Agreement; provided, that reasonable steps are taken to ensure confidential treatment of such Confidential Information to the extent available;

   9.3.2.          The Receiving Party and its Affiliates may disclose Confidential Information of the Disclosing Party and this Agreement as required to comply with any order of a court or any applicable rule, regulation, or law of any jurisdiction or securities exchange, provided that Receiving Party or its Affiliate (as applicable) (a) shall promptly notify the Disclosing Party and allow the Disclosing Party a reasonable time to oppose such disclosure, (b) shall use reasonable efforts to obtain an appropriate protective order or confidential treatment authorization that preserves the confidentiality of the information to the greatest extent practical and (c) shall limit the scope of such disclosure only to such portion of such Confidential Information that is legally required to be disclosed.

   9.3.3.          The Receiving Party may disclose this Agreement and Confidential Information of the Disclosing Party disclosed in a report delivered in performance of a reporting obligation under this Agreement (a) to the Receiving Party’s and its Affiliates’ existing or proposed investors in connection with their due diligence or shareholders to the extent necessary for the exercise of their information and inspection rights pursuant to applicable laws, corporate documents and/or shareholders’ agreements and/or (b) to bona fide potential acquirers in connection with a proposed transaction and related due diligence who propose to acquire (i) all or substantially all of the shares of Receiving Party or (ii) all or substantially all of the assets of the Receiving Party pertaining to the subject matter of this Agreement; provided that in the case of each of (a) and (b), such shareholder, investor or potential acquirer is subject to confidentiality and non-use obligations no less restrictive than the terms set forth herein. The Receiving Party making such disclosure shall remain liable towards the Disclosing Party for compliance of such investors and acquirers with the terms of confidentiality and non-use as set forth in this Agreement with respect to such Confidential Information.

   9.3.4.          Each Party and its Affiliates (a) shall have the right to disclose this Agreement as required by any securities laws, regulations or stock exchanges, and (b) may disclose the existence of the relationship created by this Agreement; provided that the other Party shall have the right to review and approve any press release or other public disclosure of such information, such approval not to be unreasonably withheld.  For clarity, each party will be entitled to freely refer to any details disclosed in the joint press releases to be issued pursuant to Section 9.4 or in any other press release issued by a Party.

9.4.          Press Releases.  Promptly after the execution of this Agreement, the Parties will issue a joint press release substantially in the form attached hereto as Exhibit G and will coordinate other public disclosures regarding the execution of this Agreement. In addition, the Parties intend to issue additional press releases and other public announcements relating to the progress of the development and commercialization of Licensed Products.

9.5.          Duration.  The foregoing obligations set forth in this Article 9 shall remain in force during the term of this Agreement and for a period of [***] following the expiration or early termination of this Agreement.

10.          Representations, Warranties and Covenants.

10.1.          By the Parties. Each Party hereby represents, warrants and covenants to the other Party, as follows:

   10.1.1.          Such Party (a) has the power and authority and the legal right to enter into this Agreement and perform its obligations hereunder, and (b) has taken all necessary action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder.  This Agreement has been duly executed and delivered on behalf of such Party and constitutes a legal, valid and binding obligation of such Party and is enforceable against it in accordance with its terms subject to the effects of bankruptcy, insolvency or other laws of general application affecting the enforcement of creditor rights;

   10.1.2.          The execution and delivery of this Agreement and the performance of such Party’s obligations hereunder do not conflict with, violate, or breach or constitute a default or require any consent under, any contractual obligation or court or administrative order by which such Party is bound; and

   10.1.3.          It will comply with, and shall ensure that its Affiliates, contractors and Sublicensees comply with, all applicable laws and regulations relating to its activities and the exercise of its rights under this Agreement.

10.2.          By Biomica. Biomica hereby represents, warrants and covenants to SLB as follows:

   10.2.1.          It has not granted and will not grant any rights in or to the Licensed Patent Rights or Technology Transfer Materials that are inconsistent with the rights granted to SLB under this Agreement;

   10.2.2.          It has the right to grant the licenses granted by it under Article 2 of this Agreement;

   10.2.3.          It will not transfer, assign, encumber, grant, sell, lease or otherwise dispose of the Licensed Patent Rights or Technology Transfer Materials in a manner that will adversely affect the rights granted to SLB under this Agreement; and

   10.2.4.          It has no knowledge as of the date hereof of any claim, legal suit or proceeding by a third party against Biomica contesting the ownership, validity or enforceability of the Licensed Patent Rights or Technology Transfer Materials or claiming that the practice of the inventions claimed in the Licensed Patent Rights or use of the Technology Transfer Materials as contemplated by this Agreement would infringe or misappropriate any intellectual property right of any third party;

   10.2.5          It has disclosed to SLB all facts and circumstances known to Biomica or any of its Affiliates that relate to any of the Covered Microbe Combination or Licensed Products and that would reasonably be expected to be material to SLB in connection with this Agreement or the transactions contemplated hereby, and that, to the best of its knowledge, no such disclosure contains any untrue statement of a material fact or omits to state a material fact necessary to make such disclosure not misleading.

10.3.          By SLB. SLB hereby represents and warrants to Biomica that it has been provided with the opportunity to conduct and has conducted all necessary due diligence in respect of the Licensed Patent Rigths and Technology Transfer Materials before deciding to enter into this Agreement; and

10.4.          WARRANTY DISCLAIMER.  EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY WARRANTY WITH RESPECT TO ANY TECHNOLOGY, PATENT RIGHTS, GOODS, SERVICES, RIGHTS OR OTHER SUBJECT MATTER OF THIS AGREEMENT, AND EACH PARTY HEREBY DISCLAIMS WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT WITH RESPECT TO ANY AND ALL OF THE FOREGOING, INCLUDING ANY REPRESNETIATION OR WARRANTY THAT THE USE OR PRACTICE OF ANY OF THE FOREGOING WILL NOT INFRINGE ANY PATENT RIGHTS OR OTHER INTELLECTUAL PROPERTY RIGHTS OF A THIRD PARTY.  EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, THE PARTIES ACKNOWLEDGE THAT ANY INFORMATION, BIOLOGICAL MATERIAL AND KNOW-HOW PROVIDED BY ONE PARTY TO ANOTHER HEREUNDER, ARE PROVIDED “AS IS” WITH NO WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED AND NEITHER PARTY MAKES ANY WARRANTIES, EXPRESS OR IMPLIED, AS TO ANY MATTER RELATING TO THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION WITH RESPECT TO ANY LICENSED PATENT RIGHTS OR TECHNOLOGY TRANSFER MATERIALS.

11.          Limitation of Liability.

11.1          Except with respect to damages resulting from a breach of confidentiality obligations under Article 9 or matters for which a Party is obligated to indemnify the other under Article 12, neither of the Parties will be liable to the other with respect to any subject matter of this Agreement under any contract, negligence, strict liability or other legal or equitable theory for any indirect, incidental, consequential or punitive damages or lost profits.

11.2.          Except with respect to any amounts due by SLB to Biomica under Article 5, damages resulting from a breach of confidentiality obligations under Article 9 and a Party’s indemnification obligations under Article 12, under no circumstance shall a Party’s liability to another Party arising out of a breach of this Agreement exceed in the aggregate the amount of [***] US Dollars ($[***]).

12.          Indemnification.

12.1.          Indemnification of Biomica.  SLB shall indemnify, defend and hold harmless Biomica and its Affiliates and their respective directors, officers, employees, agents, consultants and counsel, and the successors and assigns of the foregoing (the “Biomica Indemnitees”) from and against any and all liabilities, damages, losses, costs or expenses (including reasonable attorneys’ and professional fees and other expenses of litigation and arbitration) resulting from a claim, suit or proceeding brought by a third party (including without limitation for infringement of any Third Party intellectual property rights) against a Biomica Indemnitee arising from or occurring as a result of the use or practice by or on behalf of an SLB Party of any of the rights or licenses granted by Biomica to SLB hereunder, including without limitation the making, using, offering for sale, selling or importing of Licensed Products by or on behalf of an SLB; except in each case if and solely to the extent that such claim, suit or proceeding results from a breach of any representation or warranty expressly made by Biomica herein or from the Biomica Indemnitee’s negligence or willful misconduct.

12.2.          Indemnification of SLB.  Biomica shall indemnify, defend and hold harmless SLB and its Affiliates and their respective directors, officers, employees, agents, consultants and counsel, and the successors and assigns of the foregoing (the “SLB Indemnitees”) from and against any and all liabilities, damages, losses, costs or expenses (including reasonable attorneys’ and professional fees and other expenses of litigation and arbitration) resulting from a claim, suit or proceeding brought by a third party (including without limitation for infringement of any Third Party intellectual property rights) against an SLB Indemnitee if, and solely to the extent, resulting from (a) a breach of any representations and warranties expressly made by Biomica under this Agreement and/or (b) the negligence or willful misconduct on the part of Biomica.

12.3.          Procedure.  A Party that intends to claim indemnification under this Article 12 (the “Indemnitee”) shall promptly notify the indemnifying Party (the “Indemnitor”) of any loss, claim, damage, liability or action in respect of which the Indemnitee intends to claim such indemnification, and the Indemnitor shall have the right to participate in, and, to the extent the Indemnitor so desires, to assume sole control of the defense thereof with counsel reasonably acceptable to the other Party, including, the right to settle the action on behalf of the Indemnitee on any terms the Indemnitor deems desirable in the exercise of its sole discretion, except that the Indemnitor shall not, without the Indemnitee’s prior written consent, settle any such claim if such settlement contains a stipulation to or admission or acknowledgment of any liability or wrongdoing on the part of the Indemnitee or imposes any obligation on the Indemnitee other than a monetary obligation, and only to the extent the Indemnitor assumes in full such obligation.  The failure to deliver notice to the Indemnitor within a reasonable time after the commencement of any such action shall not impair Indemnitor’s duty to defend such action but shall relieve Indemnitor of any liability to the Indemnitee to the extent the Indemnitor is prejudiced materially by the delay.  At the Indemnitor’s request and cost, the Indemnitee shall cooperate reasonably with the Indemnitor and its legal representatives in the investigation and defense of any action, claim or liability covered by this indemnification and provide full information with respect thereto.  Subject to the Indemnitee’s fulfillment of its obligations under this Section 12.3, the Indemnitor shall pay any damages, costs or other amounts awarded against the Indemnitee, or payable by the Indemnitee pursuant to a settlement agreement entered into by the Indemnitor, in connection with such claim.

13.          Term and Termination.

13.1.          Term.  The term of this Agreement shall commence on the Effective Date and, unless earlier terminated as provided in this Article 13, shall continue in full force and effect until the expiration of the last Royalty Term (the “Term”).  Following the expiration of the Agreement in accordance with this Section 13.1 (and provided the license has not been earlier terminated pursuant to any of the provisions of Section 13.2, in which case the provisions of Section 13.3 will apply), the licenses granted to SLB pursuant to Section 2.1 with respect to the Technology Transfer Material shall become fully-paid up and non-exclusive license.

13.2.          Termination.

   13.2.1.        Termination Without Cause.  SLB may terminate this Agreement without cause upon [***] ([***]) days prior written notice to Biomica.

   13.2.2.       Termination for Default.  In the event that either party commits a material breach of its obligations under this Agreement and fails to cure that breach within [***] ([***]) days after receiving written notice thereof, the other party may terminate this Agreement immediately upon written notice to the party in breach.

   13.2.3.       Termination for Patent Challenge.  SLB shall have the right to terminate this Agreement upon [***] ([***]) days prior written notice if Biomica or any other SLB Party directly or indirectly initiates any litigation, arbitration, opposition, reexamination, inter partes review, post-grant review or other legal or administrative, governmental or regulatory proceeding anywhere in the world that challenges the validity, enforceability or scope of any Licensed Patent Rights (“Patent Challenge”) and does not withdraw such action during such [***] ([***]) day notice period; provided, however, that if a Patent Challenge is initiated by a Sublicensee or an Affiliate of a Sublicensee (and not by SLB or any of its Affiliates), Biomica shall not have the right to terminate this Agreement under this Section 13.2.3 if the Sublicensee or Affiliate of Sublicensee, as applicable, withdraws such action within [***] ([***]) days or SLB terminates the applicable Sublicense within [***] ([***]) days of Biomica’s notice of termination.

   13.2.4.       Termination for Failure to Commence Phase 2 Clinical Study.  Biomica may terminate this Agreement immediately upon written notice to SLB if SLB fails to commence (i.e. first dosing of patients) a Phase 2 Clinical Study with a Licensed Product within [***] ([***]) months of the date of the earlier of (a) assignment of the [***] to SLB or (b) the signing of a direct license agreement between SLB and [***] the transfer of the bacterial strains comprising BMC128 to SLB.

   13.2.5.       Termination for Bankruptcy.  Each Party may terminate this Agreement upon notice to the other Party if such other Party becomes insolvent, is adjudged bankrupt, applies for judicial or extra‑judicial settlement with its creditors, makes an assignment for the benefit of its creditors, voluntarily files for bankruptcy or has a receiver or trustee (or the like) in bankruptcy appointed by reason of its insolvency, or in the event an involuntary bankruptcy action is filed against such other Party and not dismissed within [***] ([***]) days, or if such other Party becomes the subject of liquidation or dissolution proceedings or otherwise discontinues business.

13.3.          Effect of Termination.

   13.3.1.       Termination of Rights.  Upon termination of this Agreement by either Party pursuant to any of the provisions of Section 13.2,   (a) the rights and licenses granted to SLB under Article 2 shall terminate, all rights in and to and under the Licensed Patent Rights and Technology Transfer Material will revert to Biomica, SLB will return all Technology Transfer Material to Biomica, and SLB and its Affiliates shall cease any further use or exploitation of the Licensed Patent Rights or Technology Transfer Material (including without limitation ceasing all development, manufacture, use and sale of Licensed Products); and (b) any existing agreements that contain a Sublicense shall terminate to the extent of such Sublicense. Where the Agreement is terminated as a result of a material breach by Biomica, the Parties shall discuss in good faith appropriate compensation in respect to direct damages caused to SBL as a result of such material breach by Biomica.

   13.3.2.       Sublicenses.  For each such Sublicensee, upon termination of the license, at the request of SLB (which request will be accompanied by a waiver of any claims by SLB for breach of this Agreement or any other damages, which waiver shall be in a form reasonably satisfactory to Biomica), if (a) such Sublicensee is not an Affiliate of SLB, (b) such Sublicensee is not then in breach of the Sublicense agreement such that SLB would have the right to terminate such Sublicense agreement, (c) the Sublicense was granted in conformance with the terms of this Agreement, (d) Biomica has been paid all consideration due to Biomica by SLB under this Agreement based on activities of such Sublicensee until the termination of this Agreement, or such Sublicensee cures any failure to pay to Biomica any consideration due to Biomica by SLB under this Agreement relating to such Sublicense, and (e) such Sublicensee provides Biomica with a written request for a direct license within [***] ([***]) days of the termination of this Agreement, such Sublicensee shall have the right to obtain a direct license from Biomica on substantially the same terms and conditions as set forth herein, which shall not impose any representations, warranties, obligations or liabilities on Biomica that are not included in this Agreement, provided however, that (i) the scope of the license granted directly by Biomica to such Sublicensee shall be co-extensive with the scope of the license granted by SLB to such Sublicensee, and (ii) if there is more than one Sublicensee, such Sublicensee shall not have the right to control the prosecution of the Licensed Patent Rights, unless Biomica determines otherwise.  For clarity, Biomica’s obligations under this Section 13.3.2 shall apply only if all the conditions set forth in clauses (a) through (e) above are fulfilled.

   13.3.3.       Termination by SLB without Cause or by Biomica for Cause.  In addition to the above, in the case of termination of the Agreement by SLB in accordance with Section 13.2.1 (without cause), or by Biomica in accordance with Section 13.2.2, 13.2.3, 13.2.4 or 13.2.5, the following shall apply:

       13.3.3.1.          SLB shall promptly: (a) transfer and assign (and hereby shall be deemed to have assigned upon such termination) to Biomica, upon Biomica’s request, all data, study reports, biological, chemical and written materials and information relating to Covered Microbe Combinations and/or Licensed Products developed or generated by on behalf of SLB and/or its Affiliates; (b) to the extent permitted by applicable law, transfer and assign to Biomica or its designee all regulatory filings made and regulatory approvals obtained by SLB with respect to Licensed Products and grant Biomica or its designee any additional rights of reference (to the extent permitted by applicable law) reasonably required for the continuing development and commercialization of such License Products; (c) grant (and hereby does grant upon such termination) to Biomica or its designee an exclusive, worldwide, sublicensable (through multiple tiers) license under intellectual property and intellectual property rights owned or controlled by SLB and/or any of its Affiliates (“SLB IP”) that cover Licensed Products and/or Covered Microbe Combinations  solely to develop, have developed, make, have made, use, sell, offer for sale and import Licensed Products; and (d) grant (and hereby does grant upon such termination) to SLB or its designee a non-exclusive, worldwide, sublicensable license under SLB IP not covered by the license set forth in (c) solely to the extent that such SLB IP covers a method of making a Licensed Product existing as of the effective date of the termination (e.g. part of the formulation of the Licensed Product) and solely to develop, have developed, make, have made, use, sell, offer for sale and import Licensed Products.  SLB undertakes to use all reasonable efforts to enable it to comply in good faith with its obligations under, and the intent of, the provisions of this Section 13.3.3.1, including without limitation ensuring that its Affiliates sign all necessary documents and refraining, and ensuring that Affiliates refrain, from taking any actions that would cause it to lose control over any SLB IP (except to the extent granted to Biomica).

       13.3.3.2.          If (a) such termination becomes effective after the first dosing of a patient in a Pivotal Clinical Trial and (b) Biomica thereafter grants a license or sublicense, as applicable, with respect to the matters assigned or licensed under Section 13.3.3.1, Biomica shall pay SLB as follows: (i) until Biomica has paid SLB a total cumulative amount equal to the SLB Costs (as defined in Section 13.3.3.4), Biomica shall pay SLB an amount equal to [***] percent ([***]%) of all Biomica Sublicense Income (as defined in Section 13.3.3.3) with respect to such license or sublicense; and (ii) following payment to SLB of a total cumulative amount equal to the SLB Costs, Biomica shall pay SLB an amount equal to [***] percent ([***]%) of all Biomica Sublicense Income.  In such case, the reporting and payment provisions in Section 6 will apply mutatis mutandis.   In addition, if Biomica requests that any manufactured Licensed Products or components thereof be transferred to and assigned to Biomica in accordance with Section 13.3.3.1(a), Biomica shall reimburse SLB for the documented cost of such material and the shipment thereof to Biomica. For clarity, the consideration set forth in this Section 13.3.3.2 shall be the sole consideration SLB will be entitled to for the assignments made and licenses granted under Section 13.3.3.1, and other than as set forth in this Section 13.3.3.2, the rights granted under Section 13.3.3.1 shall be royalty-free and fully paid-up.

       13.3.3.3          “Biomica Sublicense Income” means any payments or other consideration that Biomica or any of its Affiliates receives as consideration for the grant of a license or sublicense, as applicable, with respect to the matters assigned or licensed under Section 13.3.3.1.  If Biomica or its Affiliate receives non-cash consideration as consideration for such a license or sublicense, Sublicense Income will be calculated based on the fair market value of such consideration or transaction, at the time of the transaction, assuming an arm’s length transaction made in the ordinary course of business.

       13.3.3.4.          “SLB Costs” means the total, cumulative amount of all direct costs (excluding overhead) incurred by SLB in the development, including performing clinical trials and obtaining regulatory approval, of Licensed Products, as documented in accordance with procedures required by SLB from third party collaborators to which SLB reimburses actual research and development costs, but in any event no less stringent than prudent and industry accepted bookkeeping and accounting procedures.  In the case of a termination of this Agreement described in Section 13.3.3.2, within [***] ([***]) days of such termination, SLB shall provide Biomica with a detailed financial report, reviewed by an independent certified accountant from one of the big four accounting firms (or such other firm agreed to by Biomica in writing), setting forth the SLB Costs.  Biomica shall have the right, at its expense, to cause an independent, certified public accountant from one of the big four firms (or such other firm as may be agreed to by SLB in writing) to inspect SLB’s  records during normal business hours for the purposes of verifying the accuracy of such financial report and for determining SLB Costs, provided, however, that Biomica shall provide SLB with at least [***] ([***]) days’ prior written notice prior to conducting any such inspection or audit.  If the SLB Costs determined by such auditor are different from the amount set forth in the financial report, the amount determined by such auditor will be deemed the SLB Costs for purposes of Section 13.3.3.  If Biomica does not have such an audit performed or if the audit confirms the amount set forth in the financial report, the amount set forth in the financial report shall be deemed the SLB Costs for purposes of Section 13.3.3.  If Biomica has such an audit performed and the SLB Costs determined by such auditor is less than the amount set forth in the financial report by more than [***] percent ([***]%), SLB shall promptly reimburse Biomica the cost of such audit.

   13.3.4.          Accruing Obligations.  Termination or expiration of this Agreement shall not relieve the parties of obligations accruing prior to such termination or expiration, including obligations to pay amounts accruing hereunder up to the date of termination or expiration.  After the date of termination or expiration (except in the case of termination by Biomica pursuant to Section 13.2.2 or 13.2.3), SLB Parties (a) may sell Licensed Products then in stock and (b) may complete the production of  Licensed Products then in the process of production and sell the same; provided that, in the case of both (a) and (b), SLB shall pay the applicable royalties and payments to Biomica in accordance with Article 5, provide reports and audit rights to Biomica pursuant to Article 6.

13.4.         Survival.  The parties’ respective rights, obligations and duties under Section 5.1 (with respect to milestones met prior to termination), Sections 5.2 and 5.3 (with respect to Sales made prior to termination or under Section 13.3.4 and Sublicenses granted prior to termination), Section 6.1 (with respect to Sales made prior to termination or under Section 13.3.4 and Sublicense Receipts), Sections 6.2 through 6.6, Article 9, Article 11, Article 12, Section 13.3, Section 13.4, Article 14, Section 15.2, Section 15.8 and Section 15.10, as well as any rights, obligations and duties which by their nature extend beyond the expiration or termination of this Agreement, shall survive any expiration or termination of this Agreement.

14.          Governing Law; Disputer Resolution.

14.1.          Governing Law.  This Agreement will be governed by, and construed in accordance with, the substantive laws of the State of New York, USA, without giving effect to any choice or conflict of law provision, except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent shall have been granted.

14.2.          Dispute Resolution.

   14.2.1.          The procedures set forth in this Section 14.2 (Dispute Resolution) will be the exclusive mechanism for resolving any dispute, controversy, or claim between the Parties arising out of or relating to this Agreement (whether based on contract, tort or otherwise) (each, a “Dispute,” and collectively, the “Disputes”).

   14.2.2.          Any dispute relating to this Agreement will be finally resolved by binding arbitration by the International Chamber of Commerce (“ICC”) administered in accordance with the Rules of ICC in effect on the Effective Date, and applying the substantive law specified in Section 14.1 (Governing Law).  Judgment on the arbitration award may be entered in any court having jurisdiction thereof. The obligation to arbitrate under this Section 14.2 (Arbitration) will extend to any claims by or against the Parties and their respective Affiliates and any agents, principals, officers, directors, or employees of either of the Parties or their respective Affiliates.

   14.2.3.          Arbitration will be conducted by three (3) arbitrators experienced in the business of pharmaceuticals.  If the issues in dispute involve scientific, technical or commercial matters, the arbitrators chosen hereunder will engage experts that have educational training or industry experience sufficient to demonstrate a reasonable level of relevant scientific, technical and commercial knowledge, as necessary to resolve such Dispute.  Within thirty (30) days after initiation of arbitration, the Parties will select the arbitrators.  SLB, on the one hand, will select one arbitrator and Biomica, on the other hand, will select one arbitrator (or, if either Party fails to make a choice, the ICC will select one arbitrator on behalf of such Party) and the two (2) arbitrators selected by the Parties will mutually select a third arbitrator (or, if they fail to make or agree on a choice, the ICC will select a third arbitrator).  In making their Dispute resolution determination, the arbitrators will not have the authority to modify any term or provision of this Agreement. A majority consensus decision by any two (2) of the arbitrators will be final, conclusive and binding on the Parties.  The place of arbitration will be [***], and all proceedings and communications will be in English.

   14.2.4.          Prior to the arbitrators being selected, either Party, without waiving any remedy under this Agreement, may seek a temporary restraining order or preliminary injunction pursuant to Section 14.3 (Preliminary Injunctions) prior to final resolution of the Dispute by the arbitrators or other resolution of the controversy between the Parties.  Once the arbitrators are in place, either Party may apply to the arbitrators for interim injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved, and either Party may apply to a court of competent jurisdiction to enforce such interim injunctive relief granted by the arbitrators.  Any final award by the arbitrators may be entered by either Party in any court having appropriate jurisdiction for a judicial recognition of the decision and applicable orders of enforcement.  The arbitrators may render early or summary disposition of some or all Dispute issues, after the Parties have had a reasonable opportunity to make submissions on those issues.  The arbitrators will have no authority to award punitive or any other type of damages not directly measured by a Party’s compensatory damages.

   14.2.5.          Except to the extent necessary to confirm an award or as may be required by applicable law, neither a Party nor an arbitrator may disclose the existence, content, or results of a Dispute arbitration without the prior written consent of both Parties.  In no event may a Dispute arbitration be initiated after the date when commencement of a legal or equitable proceeding based on such Dispute’s dispute, controversy or claim would have been barred by the applicable statute of limitations under applicable laws.

14.3.        Preliminary Injunctions.  Notwithstanding any provision to the contrary set forth in this Agreement, in the event of an actual or threatened breach of a Party’s covenants or obligations under this Agreement, a Party may seek a temporary restraining order or a preliminary injunction from any court of competent jurisdiction in order to prevent immediate and irreparable injury, loss, or damage on a provisional basis.

15.          Miscellaneous.

15.1.          Entire Agreement.  This Agreement is the sole agreement with respect to the subject matter hereof and except as expressly set forth herein, supersedes all other agreements and understandings between the parties with respect to the same.

15.2.          Notices.  Unless otherwise specifically provided, all notices required or permitted by this Agreement shall be in writing and may be delivered personally, or may be sent by email (if the sender retains evidence of successful transmission and if the sender promptly sends the original by ordinary mail), expedited delivery or certified mail, return receipt requested, to the following addresses, unless the parties are subsequently notified of any change of address in accordance with this Section 15.2:

   If to SLB:
   Address: [***]
   Email: [***]

   If to Biomica:
   [***]
   Attention:   CEO and VP Legal
   Email: [***]

   Any notice shall be deemed to have been received as follows: (a) by personal delivery or expedited delivery, upon receipt; (b) by email, on the date sent; (c) by certified mail, as evidenced by the return receipt.  If notice is sent by email, a confirming copy of the same shall be sent by mail to the same address.

15.3.          Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective legal representatives, successors and permitted assigns.

15.4.          Headings.  Section and subsection headings are inserted for convenience of reference only and do not form a part of this Agreement.

15.5.          Counterparts.  The parties may execute this Agreement in two or more counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.  Transmission by facsimile or electronic mail of an executed counterpart of this Agreement shall be deemed to constitute due and sufficient delivery of such counterpart.  If by electronic mail, the executed Agreement must be delivered in a .pdf format.

15.6.          Amendment; Waiver.  This Agreement may be amended, modified, superseded or canceled, and any of the terms may be waived, only by a written instrument executed by each party or, in the case of waiver, by the party waiving compliance.  The delay or failure of either party at any time or times to require performance of any provisions hereof shall in no manner affect the rights at a later time to enforce the same.  No waiver by either party of any condition or of the breach of any term contained in this Agreement, whether by conduct, or otherwise, in any one or more instances, shall be deemed to be, or considered as, a further or continuing waiver of any such condition or of the breach of such term or any other term of this Agreement.

15.7.          No Agency or Partnership.Nothing contained in this Agreement shall give either party the right to bind the other, or be deemed to constitute either party as agent for or partner of the other or any third party.

15.8.          Assignment and Successors. This Agreement may not be assigned by either party without the consent of the other, which consent shall not be unreasonably withheld, except that each Party may, without such consent, assign this Agreement in its entirety and all of the rights, obligations and interests of such Party to any Affiliate of such Party or to any purchaser of all or substantially all of its assets or all of its equity, or to any successor entity resulting from any merger or consolidation of such Party with or into such corporation; provided, in each case, that the assignee agrees in writing to be bound by the terms of this Agreement.

15.9.          Force Majeure.  Except for monetary obligations hereunder, neither party will be responsible for delays resulting from causes beyond the reasonable control of such party, including fire, explosion, flood, war, strike, or riot, provided that the nonperforming party uses commercially reasonable efforts to avoid or remove such causes of nonperformance and continues performance under this Agreement with reasonable dispatch whenever such causes are removed.

15.10.        Interpretation.  Each party hereto acknowledges and agrees that:  (a) it and/or its counsel reviewed and negotiated the terms and provisions of this Agreement and has contributed to its revision; (b) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement; (c) the terms and provisions of this Agreement shall be construed fairly as to both parties hereto and not in favor of or against either party, regardless of which party was generally responsible for the preparation of this Agreement; and (d) the use of “include,” “includes,” or “including” herein shall not be limiting and “or” shall not be exclusive.

15.11.        Severability.  If any provision of this Agreement is or becomes invalid or is ruled invalid by any court of competent jurisdiction or is deemed unenforceable, it is the intention of the parties that the remainder of this Agreement shall not be affected.

15.12.        Exhibit(s). This Exhibit (s) is an integral part of this Agreement and has the same legal effect as this Agreement.

[REMAER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

Biomica Ltd. By:_______________________ Name:_____________________ Title: ______________________	Shanghai Lishan Biopharmaceuticals, Ltd. By:__________________________ Name:________________________ Title:_________________________

Exhibit A
Description of BMC128

[***]

Exhibit B
List of Patent Applications

[***]

Exhibit C
Development Plan

[***]

Exhibit D
Protocols, Animal Models and Assays

[***]

Exhibit E
Transition Plan

[***]

Exhibit F
Diligence and Annual Report

[***]

Exhibit G

Press Release

Evogene and Shanghai Lishan Biopharmaceuticals Co. Announce
Exclusive Licensing Agreement for BMC128, a Microbiome-Based Therapeutic
for Renal and Lung Cancer

BMC128 was developed by Biomica, Evogene’s subsidiary, and is currently completing Phase 1 clinical study, showing promising early clinical results

Rehovot, Israel and Shanghai, China – February 4, 2026 – Evogene Ltd. (Nasdaq/TASE: EVGN) ("Evogene"), a pioneering computational chemistry company specializing in generative design of small molecules for the pharmaceutical and agricultural industries, and Shanghai Lishan Biopharmaceuticals Co., Ltd. ("Lishan Biotech"), a China-based clinical-stage biotechnology company focused on innovative therapies in the fields of immunity and inflammation, today announced that Biomica Ltd. ("Biomica"), Evogene’s subsidiary and Lishan Biotech entered into an exclusive worldwide licensing agreement for BMC128 (designated as LS-LBP-002 by Lishan Biotech), a first-in-class microbiome-based therapeutic designed to enhance anti-tumor immune activity. BMC128 was developed by Biomica and is currently completing a Phase 1 clinical study, showing promising early clinical results.

BMC128 is a live biopharmaceutical consortium composed of four human gut bacterial strains with defined functional capabilities that enhance responses to immunotherapy and stimulate anti-tumor immune activity. BMC128 is currently completing a Phase 1 clinical study in renal cell carcinoma and non-small cell lung cancer and has demonstrated encouraging early clinical promise. Results to date show an excellent safety and tolerability profile, together with early signs of efficacy, including a high proportion of patients with previously progressive disease achieving stable disease during treatment.

Under the agreement, Lishan Biotech will assume responsibility for global clinical development, manufacturing, and commercialization of BMC128. Biomica will be eligible to receive development milestone payments and royalties on future commercial sales, in accordance with an agreed-upon schedule.

Lishan Biotech plans to advance BMC128 into a Phase 2 clinical study and to pursue regulatory filings in both China and the United States for future commercialization.

Dr. Weijie Chen, Chairman of Lishan Biotech, stated: “This collaboration ensures that BMC128 continues to advance toward its next clinical milestones. We are impressed by the effects observed with BMC128 in lung and renal cancer patients who had experienced disease progression prior to treatment, and we look forward to advancing the program through further development and ultimately toward commercialization, for the benefit of cancer patients worldwide.”

Ofer Haviv, CEO of Evogene and Biomica, commented: “We are pleased to partner with Lishan Biotech as BMC128 enters its next phase of development. Lishan Biotech’s strong development capabilities and commitment to innovative microbiome-based therapeutics position this program for meaningful value creation in difficult-to-treat cancers. As a major shareholder of Biomica, Evogene expects to benefit from BMC128’s future success.”

Dr. Jing Bao, MD, a Director (Board Member) of Biomica Ltd with a PhD from the Weizmann Institute of Science, stated: “We are very pleased to see the execution of this meaningful and impactful collaboration agreement. This partnership brings together China’s clinical development capabilities with Israel’s innovation in microbiome science. We believe the success of this project will benefit patients worldwide and contribute to important breakthroughs in microbiome-based therapeutics.”

About Evogene Ltd.:

Evogene Ltd. (Nasdaq/TASE: EVGN) is a pioneering company in computational chemistry, specializing in the generative design of small molecules for the pharmaceutical and agricultural industries.

At the core of its technology is ChemPass AITM, a proprietary generative AI engine that enables the design of novel, highly potent small molecules optimized across multiple critical parameters. This powerful platform significantly improves success rates while reducing development time and costs.

Built on this powerful technological foundation, and through strategic partnerships alongside internal product development, Evogene is focused on creating breakthrough products for the pharmaceutical and agricultural industries, driven by the integration of scientific innovation with real-world industry needs.

For more information, please visit www.evogene.com.

About Lishan Biotech:

Lishan Biotech is a clinical-stage biotechnology company dedicated to the research and development of innovative therapies. Its globally unique Swarming technology enables it to break through the century-old challenge of gut microbial colonization. It has built a "Golden Triangle" system comprising " Stable Strain Colonization + Microbiome Mimicry + Precise Clinical Enrollment". The company is focused on development of microbiome-based innovative therapies for complex chronic diseases, including inflammation, oncology, and neurological disorders. By targeting world-leading drug targets and mechanisms of action, Lishan Biotech aims to address high-value unmet medical needs with first-in-class or best-in-class therapies, delivering safe and reliable pharmaceutical products to patients worldwide.
For more information, please visit https://www.lishan.ltd.

Forward-Looking Statements:

This press release contains "forward-looking statements" relating to future events. These statements may be identified by words such as "will", "may", "could", "expects", "intends", "anticipates", "plans", "believes", "scheduled", "estimates", "demonstrates", or words of similar meaning. For example, Evogene and Biomica are using forward-looking statements in this press release when they discuss Lishan Biotech’s success of advancing BMC128 into a Phase 2 clinical study and filing for regulatory approval towards future commercialization, Biomica’s receipt of development milestone payments and royalties on future commercial sales and potential value creation, and the safety and potential efficacy of BMC128 and its potential benefits for patients with renal cell carcinoma and non-small cell lung cancer. Such statements are based on current expectations, estimates, projections and assumptions, describe opinions about future events, and involve certain risks and uncertainties which are difficult to predict and are not guarantees of future performance. Therefore, actual future results, performance or achievements of Evogene and its subsidiaries may differ materially from what is expressed or implied by such forward-looking statements due to a variety of factors, many of which are beyond the control of Evogene and its subsidiaries, including, without limitation, the aftermath of the recent war between Israel and each of (i) the terrorist groups, Hamas and Hezbollah, (ii) Iran, and (iii) other regional terrorist groups supported by Iran, and any potential destabilizations in Israel, neighboring territories or the Middle East region, as well as those additional risk factors identified in Evogene's reports filed with applicable securities authorities. Evogene and its subsidiaries disclaim any obligation or commitment to update these forward-looking statements to reflect future events or developments or changes in expectations, estimates, projections, and assumptions.

Contact

ir@evogene.com
Tel: +972-8-9311901

lishan@lishan.ltd
Tel: +86-021-68888088